Exhibit 99.1

MoneyGram International Announces First Quarter Results; Increases Guidance for 2005; Money Transfer Volume Grows 36 percent in First Quarter

    MINNEAPOLIS--(BUSINESS WIRE)--April 20, 2005--MoneyGram
International, Inc. (NYSE:MGI):



----------------------------------------------------------------------
($ in millions)                                Q1       Q1       %
                                              2005     2004    Change
                                            --------------------------
Revenue                                      $227.9   $191.3     19.1%
Commissions Expense                           110.1     90.2     22.0%
Net Revenue                                   117.8    101.1     16.5%
Expenses                                       82.1     77.0      6.6%
Income from Continuing Operations              27.8     19.2     44.6%
Income from Discontinued Operations, net of
 tax                                              -     21.8       NM
Net Income                                     27.8     41.0    -32.2%
Earnings per diluted share
  Income from Continuing Operations           $0.32    $0.22     46.6%
  Income from Discontinued Operations             -    $0.25        0
  Net Income                                  $0.32    $0.47    -31.3%

Operating Margin                               15.6%    12.6%     N/M
----------------------------------------------------------------------


    MoneyGram International, Inc. (NYSE:MGI), today announced first quarter 2005 income from continuing operations of $27.8 million, or $0.32 per diluted share, up 47 percent from income from continuing operations of $19.2 million, or $0.22 per diluted share in the first quarter 2004. The company also increased full year 2005 guidance to $1.11 - $1.15, up from previous guidance of $0.99 - $1.03.

    First quarter 2005 results reflect:

    -- Global Funds Transfer segment (includes money transfer, money order and urgent bill payment) revenue growth of 22 percent in the first quarter 2005, driven by 36 percent growth of money transfer volume.

    -- Increased Global Funds Transfer marketing expenditures by over 40 percent from the prior year to further invest in our brand.

    -- Net investment margin of 1.91 percent, as shown in Table One. Net investment margin was higher than expected due to cash flows of $5.3 million pretax, or nearly $0.04 per diluted share after tax, on previously impaired investments.

    -- Fee income of $2.2 million pretax, or nearly $0.02 per diluted share after tax, related to a payment received from a customer due to an early contract termination in the Payment Systems segment.

    -- Increased transaction and operation support expense of $2.2 million or nearly $0.02 per diluted share after tax related to legal matters within the Global Funds Transfer segment.

    --  The early adoption of Statement of Financial Accounting
        Standards No. 123R, Share-Based Payments, (expensing of stock options), which resulted in $0.5 million in pretax expense or a half-cent per diluted share after tax.

    -- Tax expense of $7.9 million (for an effective rate of 22 percent) includes the benefit from $2.1 million, or $0.02 per diluted share, of tax reserves that were no longer needed.

    -- Repurchase of 1 million shares at an average price of $20.68 per share, resulting in 86.0 million average diluted shares outstanding.

    Philip Milne, president and chief executive officer said, "We are off to a good start for 2005. Our money transfer business continues to produce strong revenue and transaction volume growth and we continue to be encouraged by the overall trends in this business."
    Milne continued, "We renewed a multi-year agreement with Wal-Mart for money transfer, urgent bill payment and money order services in the first quarter. And in the second quarter, we expect to introduce the MoneyGram pre-paid debit/stored value card, as well as expand our offerings and distribution channels to money transfer customers. We also will be increasing our marketing and compliance expenditures over the balance of 2005."

    Segment Highlights

    MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.



Global Funds Transfer
($ in millions)
                                               Q1       Q1       %
                                              2005     2004    Change
                                            --------------------------
Revenue                                      $147.1   $121.0     21.6%
Commissions Expense                            56.8     44.2     28.5%
Net Revenue                                    90.3     76.7     17.7%
Operating Income                               26.4     21.0     26.0%
Operating Margin                               18.0%    17.3%      NM


    For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 22 percent to $147.1 million and operating income increased 26 percent to $26.4 million in the first quarter 2005. Both revenue and operating income improved as a result of money transfer transaction growth. Operating margin in the first quarter 2005 was
18.0 percent compared to 17.3 percent in the first quarter 2004. The increase in margin was due to stronger margins in the money transfer business driven by revenue growth and leverage of the expense base.
    Money transfer transaction volume grew 36 percent compared to first quarter 2004. The money transfer agent network grew 15 percent from the first quarter of 2004 to nearly 79,000 agent locations. Money order transaction volume was down slightly following a trend of declining use of paper-based payment instruments.



Payment Systems
($ in millions)
                                               Q1       Q1       %
                                              2005     2004    Change
                                            --------------------------
Revenue                                       $80.8    $70.4     14.8%
Commissions Expense                            53.3     46.0     15.9%
Net Revenue                                    27.4     24.3     12.8%
Operating Income                               13.2      9.2     44.1%
Operating Margin                               16.4%    13.1%      NM


    The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue increased 15 percent to $80.8 million in the first quarter 2005. The increase was due to Payment Systems' $4.2 million share of cash flows on previously impaired investments, the $2.2 million early contract termination fee, and a higher overall yield on the investment portfolio. Operating income for the segment was $13.2 million in the first quarter 2005, up 44 percent from $9.2 million in the first quarter 2004. Operating margin for the first quarter 2005 was 16.4 percent, up from 13.1 percent in the first quarter 2004. Both operating income and margins increased as a result of the cash flows on previously impaired securities and the termination fee mentioned above.

    2005 Outlook

    Diluted earnings per share is expected to be in the range of $1.11
- $1.15, up from previous guidance of $0.99 - $1.03. The guidance represents revised full year estimates and is dependent on a variety of factors including interest rate levels. The revised full year estimates include the $2.2 million termination fee received in the first quarter and approximately $12 million in anticipated cash flows on previously impaired investments for the full year (of which $5.3 million was received in the first quarter). Also affecting the guidance are the following items:

    -- Net revenue (total revenue less total commissions) is expected to be in the range of $465 million to $485 million, up from previous guidance of $450 million to $475 million.

    -- Net investment margin for the full year is expected to be in the range of 150 to 165 basis points, up from the previous guidance of 130 to 140 basis points. The new guidance includes the effect of actual and anticipated cash flows on previously impaired investments. We expect cash flow recoveries in the second quarter to be at approximately the same level as the first quarter.

    -- As previously announced, portfolio balances are expected to average $6.5 billion for the year, declining from 2004 due to consolidation of client financial institutions.

    -- The adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (expensing of stock options) resulting in approximately $2.5 million of expense or $0.02 per diluted share.

    -- Effective tax rate of 23 to 24 percent, down from our previous guidance of 25 percent primarily due to actual and estimated tax reserve reversals.

    -- Income from continuing operations before taxes is expected to grow 40 to 45 percent from $89.0 million in income from continuing operations before taxes in 2004 up from previous guidance of 28 to 35 percent.

    From time to time, events may occur which can result in unanticipated income or losses. Our outlook does not reflect such events.

    Presentation of 2004 Financial Statements

    MoneyGram International, Inc. was spun off from Viad Corp on June 30, 2004. MoneyGram is considered the divesting entity and treated as the accounting successor to Viad for financial reporting purposes in accordance with the EITF No. 02-11, "Accounting for Reverse Spinoffs." MoneyGram results in 2004 include one-time debt tender and redemption expenses of $20.7 million, which amounts to $0.22 per diluted share, related to the spin-off in the second quarter 2004. The historical results of MoneyGram through June 30, 2004, include Viad Corp as discontinued operations. In addition, the historical financials include the income and gain from discontinued operations of Game Financial.

    Company to File Universal Shelf Registration

    The company also announced that it intends to file a universal shelf registration today with the Securities and Exchange Commission for the issuance of up to $500 million of its securities, including common stock, preferred stock and debt securities. The securities may be sold from time to time in one or more series after the registration statement has become effective. The terms of the securities and any offering of the securities will be determined at the time of the sale. The proceeds received by the company from the sale of any securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment, the financing of possible acquisitions or stock repurchases.
    The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

    Description of Tables

    Table One - Net Investment Revenue Analysis

    Table Two - Consolidated Statements of Income

    Table Three - Segment Information

    Conference Call and Webcast

    MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss first quarter results. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling
(800) 295-3991 in the U.S. or (617) 614-3924 internationally. The participant passcode is 71109877. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. on April 27, 2005. The replay of the call is available at (888) 286-8010 in the U.S., or (617) 801-6888 internationally, passcode 46454785. The Internet audio cast replay will be available at www.moneygram.com.

    About MoneyGram International, Inc.

    MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $825 million in revenue in 2004 and nearly 79,000 global money transfer agents in 170 countries. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) fluctuations in interest rates that may materially affect revenue derived from investment of funds received from the sale of payment instruments; (b) material changes in the market value of securities we hold; (c) material changes in our need for and the availability of liquid assets; (d) successful management of the credit and fraud risks of retail agents, and the credit risk related to our investment portfolio; (e) continued growth rates approximating recent levels for consumer money transfer transactions and other payment product markets; (f) renewal of material retail agent and financial institution customer contracts, or loss of business from significant agents or customers; (g) technological and competitive changes in the payment services industry; (h) timely and successful implementation of new and/or improved technology, delivery methods, and product offerings including pre-paid debit/stored value cards and new bill payment services; (i) changes in laws, regulations or other industry practices and standards which may require significant systems redevelopment, reduce the market for or value of the company's products or services or render products or services less profitable or obsolete; (j) continued political stability in countries in which MoneyGram has material agent relationships; (k) material lawsuits or investigations; (l) catastrophic events that could materially adversely impact operating facilities, communication systems and technology of MoneyGram, its clearing banks or major customers, or that may have a material adverse impact on current economic conditions or levels of consumer spending; (m) material breach of security of any of our systems; (n) our ability to comply with the requirements of Sarbanes-Oxley Section 404 regarding the effectiveness of internal controls; and (o) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.



                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                      (In thousands) (Unaudited)

                                        First Quarter        2005 vs
                                      2005        2004        2004
                                   ----------- ----------- -----------
Components of net investment
 revenue:
  Investment revenue                  $89,502     $76,654     $12,848
  Investment commissions expense
   (1)                                 57,953      49,745       8,208
                                   -----------------------------------
Net investment revenue                $31,549     $26,909      $4,640
                                   ===================================

Average balances:
  Cash equivalents and Investments $6,703,839  $6,584,946    $118,893
  Payment service obligations (2)   5,240,596   5,159,649      80,947

Average yields earned and rates
 paid (3):
  Investment yield                       5.41%       4.68%       0.73%
  Investment commission rate             4.48%       3.88%       0.60%
Net investment margin                    1.91%       1.64%       0.27%


(1) Investment commissions expense reported includes payments made to financial institution customers based on short term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does include the average balance of the sold receivables ($408 million and $418 million for the first quarter of 2005 and 2004, respectively) and as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and multiplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.


                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
      (In thousands except share and per share data) (Unaudited)


                                           Three months ended March 31
                                               2005          2004
                                           ------------- -------------

REVENUE:
  Fee and other revenue                        $138,519      $113,622
  Investment revenue                             89,502        76,654
  Net securities gains and (losses)                (106)        1,045
                                           ------------- -------------
      Total revenue                             227,915       191,321

  Fee commissions expense                        52,188        40,503
  Investment commissions expense                 57,953        49,745
                                           ------------- -------------
      Total commissions expense                 110,141        90,248

                                           ------------- -------------
        Net revenue                             117,774       101,073

EXPENSES:
  Compensation and benefits                      29,274        32,741
  Transaction and operations support             35,644        28,244
  Depreciation and amortization                   7,436         7,223
  Occupancy, equipment and supplies               8,374         7,596
  Interest expense                                1,389         1,222
                                           ------------- -------------
    Total expenses                               82,117        77,026

                                           ------------- -------------
Income from continuing operations before
 income taxes                                    35,657        24,047

Income tax expense                                7,868         4,833
                                           ------------- -------------
Income from continuing operations                27,789        19,214

Income and gain from discontinued
 operations, net of tax                               -        21,779

                                           ------------- -------------
NET INCOME                                      $27,789       $40,993
                                           ============= =============


Basic earnings per share
Income from continuing operations                 $0.33         $0.22
Income from discontinued operations, net
 of tax                                               -          0.25
                                           ------------- -------------
Earnings per common share                         $0.33         $0.47
                                           ============= =============
Average outstanding common shares                84,568        86,710
                                           ============= =============

Diluted earnings per share
Income from continuing operations                 $0.32         $0.22
Income from discontinued operations, net
 of tax                                               -          0.25
                                           ------------- -------------
Earnings per common share                         $0.32         $0.47
                                           ============= =============
Average outstanding and potentially
 dilutive common shares                          86,038        87,217
                                           ============= =============


                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                      (In thousands) (Unaudited)


                                                            2005
                                                         -----------
                                                            First
                                                           Quarter
                                                         -----------
Revenue:
  Global Funds Transfer                                    $147,146
  Payment Systems                                            80,769
                                                         -----------
                                                            227,915

Operating income:
  Global Funds Transfer                                      26,429
  Payment Systems                                            13,240
                                                         -----------
                                                             39,669

  Interest expense                                            1,389
  Other unallocated expenses                                  2,623
                                                         -----------
  Income from continuing operations before income taxes     $35,657
                                                         ===========

Operating Margin:
  Global Funds Transfer                                        18.0%
  Payment Systems                                              16.4%


                                           2004
                     -------------------------------------------------
                       First    Second     Third    Fourth     Full
                      Quarter   Quarter   Quarter   Quarter    Year
                     --------- --------- --------- --------- ---------
Revenue:
  Global Funds
   Transfer          $120,969  $128,165  $137,688  $145,243  $532,065
  Payment Systems      70,352    71,655    78,465    73,993   294,465
                     -------------------------------------------------
                      191,321   199,820   216,153   219,236   826,530

Operating income:
  Global Funds
   Transfer            20,978    24,777    27,393    29,458   102,606
  Payment Systems       9,190     5,848     9,429     2,696    27,163
                     -------------------------------------------------
                       30,168    30,625    36,822    32,154   129,769

  Debt tender and
   redemption costs         -    20,661         -         -    20,661
  Interest expense      1,222     1,905     1,234     1,214     5,575
  Other unallocated
   expenses             4,899     5,042     2,129     2,443    14,513
                     -------------------------------------------------
  Income from
   continuing
   operations before
   income taxes       $24,047    $3,017   $33,459   $28,497   $89,020
                     =================================================

Operating Margin:
  Global Funds
   Transfer              17.3%     19.3%     19.9%     20.3%     19.3%
  Payment Systems        13.1%      8.2%     12.0%      3.6%      9.2%


    CONTACT: MoneyGram International, Inc., Minneapolis
             Investor Relations:
             Tim Gallaher, 952-591-3840
             ir@moneygram.com